Filed Pursuant to Rule 433

Registration Nos. 333-208544 and 333-208544-08

$1.00bn Nissan Auto Receivables 2018-B Owner Trust *PRICING DETAILS*

Joint Leads: SocGen (str), Citi, TDS, WFS

Co-Managers: BNPP, Lloyds, Mizuho, Scotia

Anticipated Capital Structure:

CLASS	SIZE($MM)	WAL	MOODYS/ S&P	LEGAL	WIND	BENCH	SPD	YIELD	CPN	PRICE
A1	225.000	0.30	P-1/A-1+	08/15/19	1-7	**Retained**
A2A	272.500	1.12	Aaa/AAA	07/15/21	7-21	EDSF	9	2.783	2.76	99.99238
A2B	75.000	1.12	Aaa/AAA	07/15/21	7-21	1mL	10			100.00000
A3	347.500	2.45	Aaa/AAA	03/15/23	21-41	IntS	22	3.081	3.06	99.99676
A4	80.000	3.73	Aaa/AAA	12/16/24	41-49	IntS	29	3.189	3.16	99.97190

BILL & DELIVER	: SocGen	BBG TICKER	: NAROT 2018-B
EXPECTED RATINGS	: Moody’s/S&P	REGISTRATION	: PUBLIC
EXPECTED SETTLE	: 07/25/18	FIRST PAY DATE	: 08/15/18
EXPECTED PRICING	: PRICED	PXG SPEED	: 1.3% ABS to 5% CALL
ERISA ELIGIBLE	: YES	DENOMS	: $1k/$1k
Intexnet	: socnarot18b J423

NAROT 2018-B Identifiers

Class	ISIN	CUSIP
A2a	US65479GAB59	65479GAB5
A2b	US65479GAC33	65479GAC3
A3	US65479GAD16	65479GAD1
A4	US65479GAE98	65479GAE9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.